WOODWARD GOVERNOR COMPANY EXHIBIT 3
AMENDMENT TO BY-LAWS



The second sentence of Section 3.2 of Article III of the Bylaws of the Company was amended effective January 11, 1995 to read as follows:

		  "The number of directors which shall constitute the whole Board of Directors shall be nine, consisting of three Class I directors, three
                  Class II directors, and three Class III directors."



Section 5.1 of Article V of the Bylaws was amended effective March 29, 1995, by deleting therefrom the last sentence thereof which reads:

                  "Any two or more offices may be held by the same
                   person except the office of Chairman of the Board of Directors and President."



Section 10.1 of the Bylaws of the company was amended effective June 28, 1995 to read as follows:

        (1) The first sentence of Section 4.1 is hereby amended to read as follows:

             "The Board of Directors shall designate an Executive Committee, an Audit Committee, a Compensation Committee, a Selection Committee, and a Management Operations Committee, each of which shall have and may exercise the powers and authority of the Board of Directors to the extent hereinafter provided."

        (2) The final sentence of Section 4.3 is hereby amended to read as follows:

             "In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III of these Bylaws, except that a quorum of the Management Operations Committee for the transaction of business shall consist of one member so long as such committee consists of two members."

        (3)  A new Section 4.8 is hereby added to read as follows:

             "SECTION 4.8.  MANAGEMENT OPERATIONS COMMITTEE

             The Management Operations Committee shall have the power to authorize and approve such routine matters arising in the ordinary course of business of the corporation as the Board of Directors shall establish from time to time by resolution. The Management Operations Committee shall have no power or authority to declare cash dividends and shall have no power denied to the Executive Committee in Section 4.4 hereof."

             BE IT FURTHER RESOLVED that there is hereby delegated to the Management Operations Committee of Woodward Governor Company, a Delaware corporation (the "Corporation" ), all the powers and authority of the Board of Directors of the Corporation with respect to the following matters:

         (1) Determine officers or other members of the Corporation who shall be authorized to sign checks, drafts, or other orders for payment of money or notes issued in the name of the Corporation;

         (2) Determine officers or other members of the Corporation who shall be authorized for and on behalf of the Corporation to (a) issue and/or cancel charge cards issued in the name of the Corporation and (b) to increase and/or decrease the credit limit on each particular charge card issued;

         (3) Determine officers or other members of the Corporation who shall be authorized to appoint, empower, and remove or terminate customs brokers and agents;

         (4) Determine officers and other members of the Corporation who shall be authorized and empowered, for and on behalf of the Corporation, to execute required documents and to resolve issues relating to customs clearing or import/export duties;

         (5) Determine officers or other members of the Corporation who shall be authorized and empowered, for and on behalf of the Corporation, to execute documents as may be required in the normal day-to-day operation of the business of the Corporation, such as Bidder's Bonds, agreements for the sale or purchase of materials, and other similar activities;

         (6) Determine officers or other members of the Corporation who shall be authorized and empowered, for and on behalf of the Corporation, to enter into lease agreements for real estate, motor vehicles, and other equipment as required in the operation of all plants, offices, and other facilities occupied by the Corporation;

         (7) Establish, maintain, close, or otherwise terminate accounts other than margin accounts with brokers or other agents for the purpose of purchasing, investing in, or otherwise acquiring, possessing, transferring, or exchanging shares of Woodward Governor Company common stock;

         (8) Establish, maintain, close, or otherwise terminate bank accounts and grant or revoke authority of corporate officers and members to make deposits thereto and withdrawals therefrom, including the transferal of funds from one bank or other depository to another;

         (9) Guarantee, in the name of the Corporation, utilizing such form of guarantee instrument as may be required by the lending institution making such loans the payment of the principal and interest of all sums which may be loaned by said lending institution to any subsidiary of the Corporation, provided that the Corporation shall have a controlling interest representing at least 51% of the voting equity of such subsidiary;

        (10) Appoint, authorize, empower, and remove or otherwise terminate patent and trademark attorneys and agents;

        (11) Grant and revoke powers of attorney which authorize attorneys-at-law and attorneys-in-fact empowered thereby to act for and on behalf of the Corporation; and

        (12) Approve routine amendments to the Woodward Governor Company Deferred Profit Sharing Plan, the Woodward Governor Company Retirement Income Plan, and any and all other member benefit plans, but reserving to the Board approval of any amendments to the Woodward Stock Plan portion of the Deferred Profit Sharing Plan.

  BE IT FURTHER RESOLVED that the following named directors of the Company are hereby elected as the members of the Management Operations Committee:

			Vern H. Cassens
			John A. Halbrook